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                                                                   EXHIBIT 15(G)

                               LOCK BOX AGREEMENT

        THIS LOCK BOX AGREEMENT ("Agreement"), dated as of October 12, 2001, by and among JAKKS PACIFIC, INC., a Delaware corporation ("JAKKS"), FLYING COLORS TOYS, INC., a Michigan corporation ("Flying Colors"), ROAD CHAMPS, INC., a Delaware corporation ("Road Champs" and together with JAKKS and Flying Colors, the "Customers"), and BANK OF AMERICA, N.A., as Administrative Agent (herein called "Agent") under that certain Loan Agreement dated as of October 12, 2001 among Customers, Pentech International, Inc., a Delaware corporation, the lenders referred to therein and Agent (the "Loan Agreement").

        1. Agent agrees, subject to the terms and conditions of this Agreement, to perform a lock box service, acting as a depository for the collection, crediting and reporting of remittances addressed to Customers.

        2. Customers will pay Agent such charges for the services furnished hereunder as may be mutually agreed upon from time to time by Agent and Customers.

        3. Agent has arranged with the United States Post Office Department to gather mail addressed to JAKKS at P.O. Box 56441 located at 1000 W. Temple, Los Angeles, California 90012 (the "JAKKS Lock Box"), to gather mail addressed to Flying Colors at P.O. Box 56442 located at 1000 W. Temple, Los Angeles, California 90012 (the "Flying Colors Lock Box") and to gather mail addressed to Road Champs at P.O. Box 56444 located at 1000 W. Temple, Los Angeles, California 90012 (the "Road Champs Lock Box", and together with the JAKKS Lock Box and the Flying Colors Lock Box, the "Lock Boxes"). All costs and charges incurred in connection with the Lock Boxes shall be charged to separate account numbers 14590-08406 (for the JAKKS Lock Box), 14590-08411 (for the Flying Colors Lock
Box) and 14590-08406 (for the Road Champs Lock Box), in the name of the Customers, and borne entirely by the Customers.

        4. Agent will have exclusive and unrestricted access to the Lock Boxes and will have complete and exclusive authority to receive, pick up and open all regular, registered, certified or insured mail addressed to Customers at the Lock Boxes.

        5. In accordance with the terms of this Agreement, Agent will:

                (a) Dispatch a messenger to the post office at least daily to gather the mail addressed to Customers.

                (b) Open and inspect the mail gathered from the Lock Boxes.

                (c) Prepare a photocopy of each remitter's check and balance such copies to the original checks.

                (d) Prepare a summary advice of credit for each Lock Box each business day and indicate the total amount of remittances credited to special bank accounts established at Agent, Account No. 14590-08406 for the JAKKS Lock Box (the "JAKKS Account"), Account No. 14590-08411 for the Flying Colors Lock Box (the "Flying Colors Account") and Account No. 14590-08406 for the Road Champs Lock Box (the "Road Champs Account", and together with the JAKKS Account and the Flying Colors Account, the "Accounts"). These summary advice of credit, accompanied by supporting adding machine tapes, photocopies, envelopes, and any other papers received with the remittances will be forwarded to each respective Customer at its address specified in Paragraph 11 below.


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                (e) Forward as expeditiously as possible to the respective
        Customer at its address specified in Paragraph 11 below, all mail received in that Customer's Lock Box that does not include remittances. However, Agent will not be subject to any liability for delays that may arise in this connection absent bad faith or actual malice.

                (f) Return to the respective Customer at its address specified in Paragraph 11 below all checks which appear to be irregular and which irregularity cannot be reconciled by Agent through its normal operating practices and procedures. However, Agent will not be subject to any liability for delays that may arise in this connection absent bad faith or actual malice.

                (g) Withhold from deposit any remittances bearing the legend "paid in full" or words of similar import. However, Agent cannot assume liability for any such items inadvertently credited to the Accounts absent bad faith or actual malice.

                (h) Other than those items handled in accordance with Subparagraphs (f) and (g) above, endorse each check made payable to the respective Customer (or any other acceptable payee listed in Subparagraph (m) below), or a reasonable variation thereof, as follows:

                        "Credited to the account of the within named payee."

                  Agent's appointment as agent to endorse such checks is for the specific, limited and restricted purpose of endorsement for deposit as described and shall at no time be interpreted as authorizing Agent as such agent to commit Customers to acceptance of any legend of any kind, nature or description appearing on checks or other evidence of payment which are deposited to the Accounts.

                (i) Process all such endorsed checks and other evidences of payment and credit the total amount to the Accounts. Such collection of items, processing and crediting shall be subject to the terms and conditions of Agent's standard deposit agreement as applied to deposits normally received by Agent. No monies shall be withdrawn from the Accounts except as provided in Subparagraph 5(j) below.

                (j) No later than 12:00 noon (New York time) on the following business day, after the previous day's collections are credited to the account, the total prior day deposit(s) balance will be transferred to account no. 14590-08406 with Agent (the "Concentration Account"). No later than 5:00 p.m. (New York time) on the day such funds are credited to the Concentration Account, if an Event of Default (as defined in the Loan Agreement) has occurred or is continuing on that day, the balance of the Concentration Account shall be applied by the Agent against the outstanding principal balance of the Loans (as defined in the Loan Agreement).

                (k) Microfilm all checks for record purposes.

                (l) Charge checks returned for any reason to the Customers' Accounts, and mail such items to Customer at its address specified in Paragraph 11 below along with a supporting advice of debit.

                (m) Acceptable payees on checks to be processed through these Lock Boxes are: (please list all names and abbreviations expected to be on checks):

                                    Any name

6. Customers and Agent each agree that: (a) each Customer will assume all of the liabilities of a general endorser of any kind on all checks deposited to the Account, (b) protest and notice of nonpayment and protest of any and all checks deposited in or credited to the Account are hereby waived and (c) Customer will have no control whatsoever over the Account until after this Agreement is


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terminated in accordance with Paragraph 10 below.

7. Agent, with respect to the services provided herein, is acting as the agent of Customers for the limited purpose of opening the Lock Boxes and the processing of checks for payment in accordance herewith.

8. Agent shall not be liable for any loss in the event that any checks are inadvertently processed contrary to the terms of this Agreement absent bad faith or actual malice.

9. This Agreement may be modified from time to time only in a writing executed by Agent and each Customer.

10. This Agreement shall continue in full force and effect until terminated by Agent upon not less than thirty (30) days' written notice to each of the other parties. Termination of this Agreement by Agent shall in no event affect any obligation incurred hereunder prior to such termination.

11. Any notice required or permitted to be given under this Agreement shall be effective and deemed given, if by mail, on the earlier of receipt or the third business day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telex or telecopier, when sent; or if given by personal delivery, when delivered; in each case addressed as follows:


to Agent as follows:                    Bank of America, N.A. #1459
                                        Mail Code CA 9-156-MZ-07
                                        525 South Flower Street
                                        Mezzanine Level
                                        Los Angeles, CA 90071-2202
                                        Attention: David J. Stassel,
                                                   Vice President
                                        Facsimile: (213) 345-6982

to Customers as follows:                JAKKS Pacific, Inc.
                                        22619 Pacific Coast Highway,
                                        Suite 250
                                        Malibu, California  90625
                                        Attention: Joel M. Bennett
                                        Facsimile: (310) 455-6352

                                        Flying Colors Toys, Inc.
                                        22619 Pacific Coast Highway,
                                        Suite 250
                                        Malibu, California  90625
                                        Attention: Joel M. Bennett
                                        Facsimile: (310) 455-6352

                                        Road Champs, Inc.
                                        22619 Pacific Coast Highway,
                                        Suite 250
                                        Malibu, California  90625
                                        Attention: Joel M. Bennett
                                        Facsimile: (310) 455-6352


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           Each party hereto may change the address specified above by the giving of a notice in writing to each of the other parties.

12. This agreement will become effective upon its receipt by Bank properly executed by all of the parties hereto.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, Customers and Agent have executed this Agreement as of the date first above written.


                                        JAKKS PACIFIC, INC.,
                                        a Delaware corporation


                                        By /s/ JOEL M. BENNETT
                                        Its  EXEC. V.P./C.F.O.

                                        FLYING COLORS TOYS, INC.,
                                        a Michigan corporation

                                        By /s/ JOEL M. BENNETT
                                        Its  EXEC. V.P./C.F.O.

                                        ROAD CHAMPS, INC.,
                                        a Delaware corporation

                                        By /s/ JOEL M. BENNETT
                                        Its  EXEC. V.P./C.F.O.


                                        BANK OF AMERICA, N.A.,
                                        as Administrative Agent

                                        By /s/ DAVID J. STASSEL
                                        Its V.P.